EXCLUSIVE AGREEMENT FOR DISTRIBUTORSHIP
                                   BETWEEN
                               PT. HISTA BAYHU
                               AND THE COMPANY
                            DATED FEBRUARY 5, 1996
                                 (INDONESIA)

February 5, 1996

Mr. K.W. Husen                                  EXCLUSIVE AGREEMENT
President                                       FOR DISTRIBUTORSHIP IN
PT. Hista Bayhu                                 IN INDONESIA DATED
JI. Raya Pesanggrahan No. 45                    FEBRUARY 5, 1996
Jakarta 11610, Indonesia

Dear Mr. Husen:

This Agreement is made between PT. Hista Bayhu and TF Purifiner, Inc. It is agreed that TF Purifiner, Inc. U.S.A. will only appoint the above company as its exclusive Distributor of the Purifiner Products for Indonesia for a period of one year. Upon return to Indonesia, PT. Hista Bayhu will register the name "TF Purifiner (Indonesia) Company, Limited". Should the above parties decide to terminate this agreement, the name of TF Purifiner (Indonesia) Company Limited will be assigned to TF Purifiner, Inc. (USA) or its designee. In January of 1997, PT. Hista Bayhu will submit a marketing plan for the markets it wishes to cover with minimum quantities for each of the markets. This marketing plan is to be approved by TF Purifiner, Inc. (USA) at which time, upon approval, TF Purifiner, Inc. (USA) will draw up a four year contract for Indonesia.

The following are the markets:

            1)    Marine
            2)    Industrial - Hydraulic - Fork Lifts - Cranes, etc.
            3)    Construction Equipment
            4)    Trucks
            5)    Buses
            6)    Automobiles

The above will exclude Military and Original Equipment Manufacturers (OEM's) such as engine companies, trucking, buses, automobiles, etc. that is made in Indonesia. If OEM are obtained and serviced by distributor than TF Purifiner, Inc. will pay a reasonable commission to the Distributor. In addition, TF Purifiner, Inc. cannot control any manufacturer that has TF Purifiner units installed outside of Indonesia and exported to Indonesia.

For the above, the Distributor will purchase (on February 5, 1996) twenty-five thousand dollars U.S. of TF Purifiner products with partial payment of





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$10,000.00  made by money order to TF Purifiner upon placing of order,  with the balance of $15,000.00 due by March 5, 1996. This order for $25,000.00 will be for the first three months of the contract. On May 5, 1996, August 5, 1996 and November 5, 1996, additional orders of not less than $25,000 will be placed and paid for via wire transfer for a total of $100,000.00 for the year.

This agreement will become null and void should money for each shipment not be wire transferred into the account of TF Purifiner, Inc. by the following dates:
May 5, 1996, August 5, 1996 and November 5, 1996.  Banking  information for wire
transfer is as follows: [      ]

Should any dispute arise as to contents of contract, it shall be construed by Florida Law USA. The dispute shall be by arbitration by the American Arbitration Board of not less than three arbitrators. The decision will be final and all legal costs will be paid by the loser of said arbitration.

Accepted and Agreed by:



------------------------------            ------------------------------
Richard C. Ford, President                Mr. K.W. Husen for
TF Purifiner, Inc.                        PT. Hista Bayhu

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Date                                      Date